Exhibit 5.1

May 15, 2017

Brown & Brown, Inc.
220 South Ridgewood Avenue
Daytona Beach, Florida 32114

Re:	Brown & Brown, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed today by Brown & Brown, Inc. (the “Company”) with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), an additional 1,300,000 shares (the “Shares”) of the authorized common stock, par value $0.10 per share, of the Company being offered to certain employees of the Company pursuant to the Brown & Brown, Inc. 2010 Stock Incentive Plan, as amended (the “Plan”).

In rendering the opinion set forth below, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, as amended to date and currently in effect; (iii) the Bylaws of the Company, as amended to date and currently in effect; (iv) the Plan; (v) certain resolutions of the Board of Directors of the Company in connection with the Registration Statement and the Plan; and (vi) certain resolutions adopted in connection with the Company’s annual meeting of shareholders. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (iv) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents.

Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be (i) when the Registration Statement becomes effective under the Act, and (ii) if issued and paid for in accordance with the terms of the Plan, duly authorized, validly issued, and fully paid and non-assessable.

We express no opinion herein as to matters involving the laws of any jurisdiction other than the State of Florida and the federal laws of the United States of America. This opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in the opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP